UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 31, 2016

Spotlight Innovation Inc.
(Exact name of registrant as specified in its charter)

Nevada	000-52542	98 0518266
(State or other jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

11147 Aurora Avenue Aurora Business Park, Building 3 Urbandale, Iowa	50322
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (515) 274 9087

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8 K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a 12 under the Exchange Act (17 CFR 240.14a 12)

☐ Pre commencement communications pursuant to Rule 14d 2(b) under the Exchange Act (17 CFR 240.14d 2(b))

☐ Pre commencement communications pursuant to Rule 13e 4(c) under the Exchange Act (17 CFR 240.13e 4(c))

Item 3.02 Unregistered Sales of Equity Securities.

On December 31, 2016, Spotlight Innovation Inc. (the “Company”) entered into a convertible note (the “Note”) with K4 Enterprises, LLC (“K4”) in the principal amount of $170,000, in exchange for the payment by K4 of $170,000. The Note bears interest at the rate of six percent per annum, and is convertible at the option of K4 into shares of common stock of the Company at a price equal to Seventy Percent (70%) of the average closing bid price of the common stock of the Company during the six months immediately prior to such conversion. The Company also issued K4 warrants (the “Warrant”) to purchase 425,000 shares of the Corporation’s common stock at an exercise price of $1.20 per share until December 31, 2018.

On December 31, 2016, K4 (pursuant to the terms of the respective instruments): (i) converted the Note, in its entirety, into 388,726 shares of Common Stock of the Company (at a price of $.43733 per share), (ii) converted the entire $2,500,000 principal amount Amended and Restated Convertible Note dated October 18, 2016 into 3,333,333 shares of Common Stock of the Company (at a price of $.75 per share), and (iii)converted the entire $830,000 principal amount Convertible Note dated December 16, 2016 into 1,897,896 shares of Common Stock of the Company (at a price of $.43733 per share).

John Krohn, President, Chief Operating Officer and Director of the Company, is the Managing Member of K4 and in such capacity holds voting and dispositive power over the securities held by such entity. Mr. Krohn holds 50% of the equity ownership interest in K4 and thus is a beneficial owner of 50% of the securities held by K4. Mr. Krohn is also a member of the Company’s board of directors.

K4 is an accredited investor, and the Company relied upon the exemptions contained in Section 4(2) of the Securities Act and/or Rule 506 of Regulation D promulgated there under with regard to those sales.

The foregoing summary of the terms of the Note and Warrant, is subject to, and qualified in its entirety, by such document attached hereto as Exhibit 10.1 and 10.2, which are incorporated herein by reference.

2

Item 9.01 Financial Statements and Exhibits.

(d) Exhibit

The following document is filed as Exhibit:

Exhibit	Description

10.1	Convertible Note dated December 31, 2016.

10.2	Warrant to Purchase 425,000 shares of Common Stock.

3

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by theundersigned hereunto duly authorized.

SPOTLIGHT INNOVATION INC.

Dated: January 6, 2017	By:	/s/ John William Pim
John William Pim
Chief Financial Officer

4